Exhibit 99.1

FOR IMMEDIATE RELEASE

September 8, 2017

Investor Contact:

Andrew Slabin

Andrew_Slabin@discovery.com

212-548-5544

Jackie Burka

Jackie_Burka@discovery.com

212-548-5642

Media Contact:

Bill Launder

Bill_Launder@discovery.com

212-548-5693

Discovery Communications Announces Debt Offering

SILVER SPRING, Md. – September 8, 2017 – Discovery Communications, Inc. (“Discovery” or the “Company”) (Nasdaq: DISCA, DISCB, DISCK) announced today that Discovery Communications, LLC (“DCL”) has commenced an underwritten public offering of British pound-sterling-denominated senior fixed rate notes (the “Offering”). The notes will be issued by DCL and guaranteed by the Company.

The Company intends to use the net proceeds from the Offering to fund a portion of the cash consideration payable in connection with the previously announced acquisition of Scripps Networks Interactive, Inc. (“Scripps”) and to pay related fees and expenses. If the acquisition is not consummated for any reason on or prior to August 30, 2018, or if, prior to such date, the merger agreement for the acquisition is terminated, then, in either case, the Company will be required to redeem the notes in a special mandatory redemption. The acquisition is expected to be completed in the first quarter of 2018, subject to the receipt of required stockholder and regulatory approvals and certain other customary closing conditions.

Goldman Sachs & Co. LLC, Citigroup Global Markets Limited and Credit Suisse Securities (Europe) Limited will act as the active joint book-running managers for the Offering.

The Company and DCL have filed a registration statement on Form S-3 (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for this Offering. Prospective investors should read the prospectus forming a part of that registration statement and the prospectus supplement related to the Offering and the other documents that Discovery and DCL have filed with the SEC for more complete information about Discovery, DCL and this Offering. These documents are available at no charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, these documents will be made available upon request by DCL or by any underwriter or dealer participating in the Offering. Interested parties may obtain a prospectus by contacting one of the joint book-running managers at: Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, facsimile: (212) 902-9316, or e-mail: prospectus-ny@ny.email.gs.com; Citigroup Global Markets Limited, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, telephone: (800) 831-9146 or email: prospectus@citi.com; and Credit Suisse Securities (Europe) Limited, One Cabot Square, London, E14 4QJ, United Kingdom, telephone: +1-800-221-1037, or by e-mailing tmg.documentation@credit-suisse.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Offering may be made only by means of a prospectus supplement and the accompanying prospectus.

About Discovery

Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) satisfies curiosity and captivates superfans around the globe with a portfolio of premium nonfiction, lifestyle, sports and kids content brands including Discovery Channel, TLC, Investigation Discovery, Animal Planet, Science and Turbo/Velocity, as well as OWN: Oprah Winfrey Network in the U.S., Discovery Kids in Latin America, and Eurosport, the leading provider of locally relevant, premium sports and Home of the Olympic Games across Europe. Available in more than 220 countries and territories, Discovery’s programming reaches 3 billion cumulative viewers, who together consume 54 billion hours of Discovery content each year. Discovery’s offering extends beyond traditional TV to all screens, including TV Everywhere products such as the GO portfolio and Discovery Kids Play; over-the-top streaming services such as Eurosport Player; digital-first and social video from Group Nine Media; and virtual reality storytelling through Discovery VR.

Cautionary Statement Concerning Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and

“would” or similar words. Forward-looking statements in this press release include, without limitation, statements regarding the completion of, and use of proceeds from, the Offering. These statements are based on information available to the Company as of the date hereof, and actual results could differ materially from those stated or implied, due to market conditions, as well as risks and uncertainties associated with the Company’s business, which include the risk factors disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on February 14, 2017. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

WHERE TO FIND ADDITIONAL INFORMATION

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between Discovery and Scripps. In connection with the proposed merger, Discovery intends to file a registration statement on Form S-4, containing a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by Discovery and Scripps with the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and each company’s other filings with the SEC may also be obtained from the respective companies. Free copies of documents filed with the SEC by Discovery will be made available free of charge on Discovery’s investor relations website at www.Corporate.Discovery.com. Free copies of documents filed with the SEC by Scripps will be made available free of charge on Scripps’ investor relations website at www.ScrippsNetworksInteractive.com.

Participants in the Solicitation

Discovery and its directors and executive officers, and Scripps and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Scripps common stock in respect of the proposed merger. Information about the directors and executive officers of Discovery is set forth Discovery’s proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on April 5, 2017. Information about the directors and executive officers of Scripps is set forth in Scripps’ proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on March 29, 2017. Investors may obtain additional information regarding the interest of such participants by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available.